Greenlane Announces Pay Off of $15MM Asset Based Loan, Acquires Approximately $3MM in Cash
BOCA RATON, FL / August 09, 2023 / Greenlane Holdings, Inc. ("Greenlane" or the "Company") (NASDAQ:GNLN), one of the largest global sellers of premium accessories, child-resistant packaging, and specialty vaporization products, today announced it has paid off its asset based loan and acquired additional cash.
On August 7, 2023, Greenlane completed total repayment of the remaining balance of $4.27 million which remained outstanding under the Loan and Security Agreement, dated August 8, 2022 between Greenlane and WhiteHawk Capital Partners LP. With this successful repayment, Greenlane has fulfilled its commitments as outlined in the Loan Agreement, resulting in the release of its obligations and collateral as specified within the terms.
Greenlane also has acquired a combined sum of approximately $3.0 million in cash pursuant to the terms of future receivables financings with two private lenders. Greenlane will make weekly payments under the future receivables financings and is scheduled to repay the amounts due under the future receivables financings in approximately six to eight months.

About Greenlane Holdings, Inc.
Founded in 2005, Greenlane is a premier global platform for the development and distribution of premium smoking accessories, vape devices, and lifestyle products to thousands of producers, processors, specialty retailers, smoke shops, convenience stores, and retail consumers. We operate as a powerful family of brands, third-party brand accelerator, and an omnichannel distribution platform.
We proudly offer our own diverse brand portfolio including DaVinci Vaporizers, Higher Standards, Groove, and Eyce, and our exclusively licensed Marley Natural and K.Haring branded products. We also offer a carefully curated set of third-party products such as Storz & Bickel (Canopy-owned), Pax, VIBES, and CCELL through our direct sales channels and our proprietary, owned and operated e-commerce platforms which include Vapor.com, Vaposhop.com, DaVinciVaporizer.com, PuffItUp.com, EyceMolds.com, HigherStandards.com, and MarleyNaturalShop.com.

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Forward Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others, statements relating to: the current and future performance of the Company's business, the Company's financing, liquidity and capitalization strategies, including the paydown of the Company's existing loan facility, the Company’s scheduled repayment plans under the futures receivables financing arrangements described herein, and the Company's financial outlook and expectations. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2022, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, and the Company's other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact
ir@greenlane.com